Exhibit 1.2

(Translation)

SHARE HANDLING REGULATIONS

(Amended as of June 19, 2003)

KONAMI CORPORATION

(Translation)

SHARE HANDLING REGULATIONS

OF

KONAMI CORPORATION (the “Company”)

CHAPTER I

GENERAL PROVISIONS

Article 1. (Purpose)

Handling of shares of the Company and fees therefor shall be governed by these Share Handling Regulations (these “Regulations”) pursuant to Article 9 of the Articles of Incorporation; provided, however, that handling of shares concerning the beneficial shareholders shall be subject to the provisions of Chapter XI hereof.

Article 2. (Kinds of Share Certificates)

The share certificates to be issued by the Company shall represent one hundred (100), one thousand (1,000) and ten thousand (10,000) shares.

Article 3. (Handling Place)

Handling of shares of the Company in accordance with these Regulations shall be made at the offices as follows:

(1)	Transfer Agent:

4-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo

UFJ Trust Bank Limited

  (Registered name: UFJ Shintaku Ginko Kabushiki Kaisha)

(2)	Handling Place:

4-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo

UFJ Trust Bank Limited Head Office

  (Registered name: UFJ Shintaku Ginko Kabushiki Kaisha)

(3)	Handling Office:

10-11, Higashi-suna, 7-chome, Koto-ku, Tokyo

UFJ Trust Bank Limited Transfer Agency Department

(4)	Liaison Offices:

UFJ Trust Bank Limited Branch offices in Japan

Article 4. (Handling Business)

All procedures pursuant to these Regulations and other procedures of applications, requests, notifications, offers, etc. with respect to the matters which the Company entrusts to the Transfer Agent hereunder shall be made to the Transfer Agent.

Article 5. (Method of Making Requests, Notifications or Offers, etc.)

1. Requests, notifications or offers, etc. under these Regulations shall be made in the forms as prescribed by the Company with the seal impression notified pursuant to the provision of Article 12 hereof; provided, however, that in case the notified seal impression is unable to be affixed on such forms, the shareholder making such requests, notifications or offers, at the request of the Company, shall submit his/her identification or guarantee documentation evidencing that he/she is a shareholder.

2. If any request, notification or offer, etc. under these Regulations is made by proxy, a document evidencing the authorization of the person as proxy shall be submitted. In the event that the consent of a curator (Hosa-nin) or an assistant (Hojo-nin) is required, a document evidencing such consent shall be submitted.

CHAPTER II

REGISTRATION OF TRANSFER

Article 6. (Registration of Transfer)

1. In order to make a request for registration of transfer of shares, a written request therefor shall be submitted together with the share certificates concerned.

2. In order for a person who has acquired the share certificates for any other reason than assignment to make a request for registration of transfer of shares, a document evidencing the reason for such acquisition shall be submitted at the request of the Company.

Article 7. (Registration of Transfer of Shares where Special Procedure is Required by Laws or Regulations)

In the event that any special procedure is required by laws or regulations for the transfer of shares, a written request shall be submitted together with the share certificates concerned and a document evidencing completion of such special procedure.

CHAPTER III

PLEDGE AND TRUST

Article 8. (Registration of Pledge or Cancellation Thereof)

In order to request for the registration of pledge or alteration or cancellation thereof in respect of the shares, a written request jointly signed by the pledgor and the pledgee shall be submitted together with the share certificates concerned.

Article 9. (Record of Trust Assets or Cancellation Thereof)

In order to request the record of trust assets or cancellation thereof, a written request shall be submitted by the trustor or the trustee together with the share certificates concerned.

CHAPTER IV

NON-POSSESSION OF SHARE CERTIFICATES

Article 10. (Application for Non-possession of Share Certificates)

In order to apply for non-possession of the share certificates, a written application shall be submitted together with the share certificates concerned; provided, however, that if no share certificates have been issued for such shares, such submission thereof shall not be required.

Article 11. (Request for Delivery of Share Certificates Placed in Non-Possession Status)

In order for a shareholder who has applied for non-possession of the share certificates to request the issuance or return of such share certificates, a written request shall be submitted.

CHAPTER V

NOTIFICATIONS

Article 12. (Notifications of Name, Address and Seal Impression of Shareholders, etc.)

1. A shareholder, a registered pledgee or their respective legal representative shall notify his/her name, address and seal impression; provided that a foreign national may file a specimen of his/her signature in lieu of a seal impression.

2. In the event that any change is made in the matters notified pursuant to the preceding paragraph, a notification thereof shall be also submitted.

Article	13. (Notifications of Address to Receive Notices for Non-resident Shareholders, etc.)

1. A shareholder, a registered pledgee or their respective representative residing in a foreign country shall, in addition to the procedures referred to in the immediately preceding Article, either appoint a standing proxy in Japan or designate a mailing address in Japan to receive notices and shall submit a notification thereof.

2. The provisions of Article 12 shall apply mutatis mutandis to a standing proxy.

Article 14. (Representative of Corporation)

If a shareholder is a corporation, the name of its representative shall be notified. In case of any change of such representative, a notification shall be submitted accordingly together with an extract copy of the commercial register.

Article 15. (Representative of Jointly Owned Shares)

Shareholders who own shares jointly shall appoint a representative and shall submit a notification thereof. The same shall apply mutatis mutandis in case of any change of such representative.

Article 16. (Change in the Shareholders’ Register and Share Certificates)

If any change is made to the Shareholders’ Register or the share certificates for any of the following reasons, a notification shall be submitted together with the share certificates concerned and a document evidencing such fact:

1.	change of a family name or first name;

2.	appointment, change or removal of a legal representative such as a person who has parental authority or a guardian, etc.;

3.	change of the trade name or the corporate name; and

4.	change in the corporate organization.

CHAPTER VI

REISSUANCE OF SHARE CERTIFICATES

Article 17. (Reissuance due to Split or Consolidation of Share Certificates)

If the issuance of new share certificates is requested due to a split or consolidation of the share certificates, a written request shall be submitted together with the share certificates concerned.

Article 18. (Reissuance due to Defacement or Mutilation)

If the issuance of new share certificates is requested due to the defacement or mutilation of any share certificate, a written request shall be submitted together with the share certificates concerned; provided, however, that in case it is difficult to ascertain whether the share certificates in question are genuine or not, the procedure provided for in CHAPTER VII shall be applied.

CHAPTER VII

REISSUANCE OF SHARE CERTIFICATES DUE TO LOSS

Article 19. (Application for Registration or Cancellation of Lost Shares)

1. In order to apply for the registration of lost shares, the application form shall be submitted together with documents evidencing the fact of acquisition and loss of shares and the identification; provided, however, that if a registered holder of lost shares applies for the registration thereof, a document evidencing the fact of acquisition of shares and the identification shall not be required.

2. In order for the registant of lost share certificates to apply for cancellation of the registration described in the immediately preceding paragraph, an application form shall be submitted.

Article 20. (Application for Objection to Registration of Lost Shares)

In order to make an objection to the registration of lost shares, an application form shall be submitted together with the share certificate concerned and the identification; provided, however, that if a registered holder of shares makes an objection to the registration of lost shares, the identification shall not be required.

Article 21. (Invalidation and Reissuance of Share Certificates)

1. The shares registered as lost shall be invalidated the day after one (1) year starting from the next day of the registration date for lost shares; except as otherwise provided for in paragraph 2 of Article 19 hereof or in case of the application described in the immediately preceding Article or in paragraph 2 of Article 230-7 of the Commercial Code in Japan.

2. In order to request for reissuance of lost shares, a written request shall be submitted.

Article 22. (Application of Notifications)

In order for the registant of lost share certificate to change the description or the record in the lost thereof, Article 12 through Article 16 hereof shall apply mutatis mutandis.

CHAPTER VIII

PURCHASE OF SHARES CONSTITUTING LESS THAN ONE UNIT

Article 23. (Request for Purchase of Shares Constituting Less than One Unit)

1. In order to request the purchase of shares constituting less than one (1) unit, a written request shall be submitted together with the share certificates concerned; provided, however, that if no share certificates have been issued for such shares, such submission shall not be required.

2. The request set forth in the immediately preceding paragraph shall come into effect when such written request is submitted to (or if by mail, when it reaches) the handling office or the liaison office of the Transfer Agent set forth in Article 3.

Article 24. (Determination of Purchase Price)

1. The purchase price of shares constituting less than one (1) unit requested for purchase shall be the reported closing price of the shares on the Tokyo Stock Exchange on the day when the request for purchase pursuant to the immediately preceding Article becomes effective (the “Purchase Request Day”).

2. If no transaction takes place on either the Tokyo Stock Exchange on the Purchase Request Day, the purchase price shall be the price at which the first transaction of the shares is effected on the next day on the Tokyo Stock Exchange. If no transaction takes place on such next day, the same rule shall be applied on each subsequent day.

Article 25. (Payment of Purchase Price)

1. The purchase price of shares constituting less than one (1) unit requested for purchase shall be paid to the requesting person on the fourth business day after such price has been determined and such request for purchase has reached the handling office set forth in Article 3; provided, however, that when the request for purchase has been received at any of the liaison offices set forth in Article 3, the purchase price shall be paid to the requesting person on the seventh business day after such price has been determined and such request for purchase has reached the liaison office.

2. Notwithstanding the immediately preceding paragraph, if the purchase price reflects the right to receive dividends, such purchase price shall be paid on or prior to the record date, and if the purchase price does not reflect the right to receive dividends, such purchase price shall be paid on or after the day immediately following the record date.

3. Notwithstanding the immediately preceding paragraph, if the purchase price reflects the right to the share arising from stock split or the right to subscribe for new shares, such purchase price shall be paid on or prior to the allotment date, and if the purchase price does not reflect the right to the shares arising from stock splits or the right to subscribe for new shares, such purchase price shall be paid on or after the day immediately following the allotment date.

Article 25-2. (Time for Transfer of Purchased Shares)

The transfer of shares constituting less than one (1) unit to the Company for which a request for purchase has been made shall become effective when the procedures for payment of the purchase price provided for in the immediately preceding Article are completed.

CHAPTER IX

SALE OF SHARES CONSTITUTING LESS THAN ONE UNIT

Article 26. (Method of Request for Additional Shares)

1. In order to request sale of shares constituting less than one (1) unit (the “request for additional shares”), a written request shall be submitted together with the estimated purchase price set forth in Article 27.

2. Any person who makes a request described in the immediately preceding paragraph may not withdraw such request.

3. The treatment in connection with the request for additional shares by a beneficial shareholder shall be subject to the rules established by JASDEC.

Article 27. (Estimated Additional Purchase Price)

The estimated additional purchase price shall be the amount which is equal to 1.3 times the reported closing price of the shares on the Tokyo Stock Exchange on the day when the request for additional shares (if no transaction takes place on such date, the closing price of shares transacted on the immediately preceding day of such date) multiplied by the number of shares requested for sale. The fraction less than 1,000 yen arising from the calculation shall be rounded up.

Article 28. (Period not to Accept Request for Additional Shares)

1. The Company shall not accept the request for additional shares during the period between the twelve (12) business days prior to the record date and the record date.

2. Notwithstanding the immediately preceding paragraph, if necessary, the Company may suspend acceptance of the request for additional shares.

Article 29. (Limitation to Request for Additional Shares)

If the total number of shares requested for sale on the same day exceeds the number of treasury stock owned by the Company, the request for additional shares shall not come into effect.

Article 30. (Determination of Additional Purchase Price)

The additional purchase price of shares constituting less than one (1) unit requested for sale shall be the reported closing price of one (1) share of the Company on the Tokyo Stock Exchange on the day when the request reaches the handling office or the liaison office of the Transfer Agent set forth in Article 3; provided, however, that if no transaction takes place on such day, the additional purchase price shall be the price at which shares are first transacted on the next day.

Article 31. (Receipt of Additional Purchase Price)

1. The additional purchase price of shares constituting less than one (1) unit requested for sale shall be the amount which is equal to the additional purchase price multiplied by the number of shares requested for sale.

2. The additional purchase price shall be received by the Company from the estimated additional purchase price within six (6) business days from the date on which the purchase price is determined.

3. Notwithstanding the immediately preceding paragraph, if the additional purchase price includes the right, etc. to receive dividend (including the interim dividend), stock split, stock subscription right (including stock acquisition rights and subscription rights of bonds with stock acquisition rights), the additional purchase price shall be received by the Company by the account settlement date, the record date or the allotment date therefor.

4. The balance of the additional purchase price after deduction of the estimated additional purchase price shall be returned by remittance to the account specified by the person requests for sale or by postal cash transfer.

5. If the estimated additional purchase price is less than the additional purchase price, payment of the difference shall be requested of the person requesting additional shares, and the additional purchase price shall be received by the Company within six (6) business days from the day on which such difference is paid; provided, however, that if the difference is not paid within six (6) business days including the day on which such difference is requested of the person requesting additional shares, the request for additional shares shall be revoked.

Article 32. (Time for Transfer of Shares Additionally Purchased)

Transfer of shares constituting less than one (1) unit to the shareholders in respect of which a request for additional shares has been made shall become effective on the day on which the additional purchase price is received by the Company.

Article 33. (Delivery of Share Certificates)

In respect of the shares which become one (1) unit by the request for additional shares, the share certificate thereof shall be issued without delay and deliveried to the person requesting additional shares.

CHAPTER X

HANDLING FEES

Article 34. (Handling Fees)

Handling fees with respect to the shares of the Company shall be as follows:

Application for registration of lost share certificates in accordance with Article 19 (Application for Registration or Cancellation of Lost Shares) hereof.

10,000 yen per one (1) application

500 yen per one (1) share certificate

CHAPTER XI

SPECIAL PROVISIONS CONCERNING BENEFICIAL SHAREHOLDERS

Article	35. (Entry in the Beneficial Shareholders’ Register)

Entry in the Beneficial Shareholders’ Register shall be made pursuant to the notice from Japan Securities Depository Center (“JASDEC”) regarding beneficial shareholders and beneficial shareholder cards.

Article 36. (Beneficial Shareholder Cards)

Beneficial shareholders shall submit the beneficial shareholder cards through the participant (the “Participant”), which includes a securities company, set forth in Article 6 of the “Law Concerning Central Clearing of Share Certificates and Other Securities”.

Article 37. (Integration)

If a shareholder recorded on the Shareholders’ Register is deemed to be the same person as a beneficial shareholder recorded on the Beneficial Shareholders’ Register based on his/her name and address, the respective number of shares of each such registration shall be aggregated with respect to the exercise of the rights of shareholders.

Article 38. (Notifications of Beneficial Shareholders)

1. The provisions of Chapter V shall apply mutatis mutandis to beneficial shareholders; provided, however, that submission of the share certificate(s) shall not be required for changing the name of beneficial shareholders.

2. When a beneficial shareholder submits a notification referred to in the immediately preceding paragraph, it shall be submitted through the Participant; provided, however, that when changing the registered seal impression only, such notification may be submitted without the Participant.

Article 39. (Request for Purchase of Shares Constituting Less than One Unit)

The provisions of Chapter VII shall apply mutatis mutandis to beneficial shareholders; provided, however, that when a beneficial shareholder requests for purchase of shares constituting less than one (1) unit, he/she shall do so through the Participant and JASDEC.

Article 40. (Others)

Treatment with respect to beneficial shareholders shall be governed, in addition to this Chapter, by rules established by JASDEC.

SUPPLEMENTARY PROVISIONS

Article 1. (Date of Enforcement)

These Regulations shall become effective as of December 1, 1983.

Article 2. (Amendment and Abolition)

Any amendment to and abolition of these Regulations shall be subject to a resolution of the Board of Directors.

(Partially amended as of November 17, 1984, February 15, 1988, February 13, 1989, May 23, 1991, July 1, 1992, November 1, 1993, August 1, 1994, September 30, 1994, June 30, 1997, October 1, 1999, October 1, 2001, January 16, 2003, March 20, 2003 and June 19, 2003)